UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
February 12, 2010
CALGON CARBON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10776	25-0530110

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 717, Pittsburgh, PA 15230-0717	15230-0717

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (412) 787-6700

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
In 2002, the Company and Mitsubishi Chemical Corporation, a Japanese company (“MCC”) entered into a Joint Venture Agreement and formed Calgon Mitsubishi Chemical Corporation, a Japanese company (“CMCC”) pursuant to which MCC acquired 51% of the equity interest in CMCC and the Company acquired the remaining 49%. On February 12, 2010, the Company announced that it entered into that certain Redemption, Asset Transfer and Contribution Agreement among the Company, MCC and CMCC whereby CMCC will acquire and redeem from MCC its 51% ownership interest in two stages (the “Agreement”). The Company will first increase its ownership interest in CMCC to 80% which is expected to occur by March 31, 2010 (the “First Redemption”) and then acquire the remaining 20% interest in CMCC on or about March 31, 2011. Immediately following the First Redemption, CMCC will be renamed to Calgon Carbon Japan. CMCC will also acquire certain intellectual property assets from MCC which are currently licensed to CMCC.
The total purchase price of the MCC shares, subject to adjustment for changes in net asset value, is approximately ¥951,000,000 ($10.6 million). Of the total, ¥722,810,146 will be paid at the closing on March 31, 2010, and ¥228,189,854 will be paid in March 2011. The Company will also assume MCC’s share of CMCC’s debt which is estimated to be ¥714,000,000 ($7.9 million).
The foregoing is a summary of the material terms and conditions of the Agreement and not a complete discussion of the document. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Agreement which will be attached as an exhibit to Form 10-K for the fiscal year ended December 31, 2009. The Company’s press release with respect to this announcement is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits. The following exhibit is being filed pursuant to Item 601 of Regulation S-K and General Instruction B2 to this Form 8-K:

Exhibit No.	Description
99.1	Press Release dated February 12, 2010

     SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALGON CARBON CORPORATION (Registrant)
Date: February 17, 2010	/s/ Richard D. Rose
(Signature)
Richard D. Rose Vice President, General Counsel and Secretary